Exhibit 10.8

EMPLOYMENT AGREEMENT BETWEEN
PACIFIC PREMIER BANK AND STEVEN GARDNER

        This Employment Agreement ("Agreement") is by and between PACIFIC PREMIER BANK, a federal savings bank ("Bank") and STEVEN GARDNER ("Executive"). Bank hereby employs Executive and Executive hereby accepts employment with Bank in accordance with the following terms and subject to the following conditions:

        1.     Term. This Agreement shall be effective on January 5, 2004. The initial term of this Agreement shall be until January 5, 2007, unless earlier terminated as provided herein. This Agreement shall be automatically extended for an additional one year period upon the same terms and conditions as are herein set forth unless at least 90 days prior to the then applicable expiration date, Bank or Executive delivers written notice to the other party of its or his intent to terminate this Agreement.

        2.     Duties. Executive shall serve as President and Chief Executive Officer of the Bank. Executive shall do and perform all services, acts or things necessary or advisable to discharge the duties and responsibilities of that position, subject to the policies, directives and oversight of the Board of Directors of the Bank, and shall perform such other duties as the Board of Directors may assign to him from time-to-time.

        3.     Extent of Services. Executive shall devote substantially all of his energies, interest, abilities and productive time to the business of Bank and its parent, Pacific Premier Bancorp, Inc., and shall not, during the term of this Agreement, be engaged in any other business activity other than that required of him in connection with his positions with Bank and its parent. Without otherwise limiting the scope of the foregoing, nothing therein shall prevent Executive from investing his personal assets in non-competing businesses that will not require any services on his part.

        4.     Compensation and Benefits. In full compensation for all services rendered by Executive to Bank pursuant to this Agreement, Bank shall compensate Executive as follows:

        4.1   Salary. Executive's annual Base Salary shall be $275,000 for the first year of the term of this Agreement, increasing to $300,000 in each of the second and third years of the term. Salary shall be paid in periodic installments (not less than monthly) in accordance with the general payroll practices of the Bank, as in effect from time-to-time.

        4.2   Fringe Benefits. Executive shall be entitled to receive all benefits and conditions of employment generally available to other executives of Bank, including, without limitation, sick leave, disability, accident, life, hospitalization, medical and dental insurance, paid holidays, and participation in any pension, profit sharing or other retirement plan pursuant to the terms of said plans. Bank shall obtain disability insurance coverage for Executive in the amount of $250,000 per year, if reasonably obtainable, for the term of this Agreement and life insurance in the amount of $2,000,000, if reasonably obtainable, with the beneficiary or beneficiaries of said disability and life insurance to be designated by Executive.

        4.3   Vacation and Sick Leave. Starting on his first day of active employment, Executive shall accrue paid vacation at the rate of three weeks per year and paid sick leave at the rate of two hours per pay period. Except as stated in this subparagraph, the terms and conditions of Executive's vacation and sick pay shall be governed by Bank's Employee Handbook, as amended from time-to-time.

        4.4   Reimbursement for Business Expenses. Executive shall be reimbursed for all reasonable business expenses incurred by him in performing his duties under this Agreement in accordance with the policies of Bank in effect from time-to-time. All requests for reimbursement shall be substantiated by invoices and other pertinent data reasonably satisfactory to Bank.

        4.5   Car Allowance. During the term of this Agreement, Executive shall receive a monthly car allowance of $1,000.00.

        4.6   Discretionary Bonus. Executive shall be eligible for a discretionary performance bonus not to exceed 100% of Executive's base salary, based on individual performance and overall performance of the Bank. The criteria for determining eligibility and the amount of any bonus shall be in the discretion of the Compensation Committee of the Bank's Board of Directors.

        5.     Termination and Severance.

        5.1   Executive's employment may be terminated with or without cause and with or without advance notice. If Executive's employment is terminated without cause by the Bank, Executive will receive a severance payment equal to two times the sum of Executives' then-current base salary plus his incentive bonus for the previous year, less taxes and other required withholding, payable in a lump sum. The payment specified in this paragraph shall constitute the Bank's sole financial obligations to Executive in the event of a termination without cause. Pursuant to applicable OTS Regulations (12 C.F.R. § 563.39), Executive's employment shall also be subject to termination for cause. "Cause" means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, material breach of any provision of this Employment Agreement, or continued incapacity (because of disability or otherwise) to perform Executive's duties. If Executive's employment is terminated with cause by Bank, or if Executive voluntarily terminates his employment, Executive will not have the right to receive compensation for any period after termination except as otherwise provided in Section 5.2 in connection with a change-in-control. If Executive voluntarily terminates his employment with Bank, he shall be automatically deemed to have terminated his employment with Pacific Premier Bancorp, Inc. The Bank may terminate Executive's employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any sums paid to Executive under his employment agreement with the Company in connection with the termination of his employment with the Company shall reduce any amount that would otherwise be payable under this Agreement.

        5.2   Termination Because of Change-in-Control. If Executive is terminated without cause at any time following a change-in-control or resigns his employment within twelve (12) months following a change-in-control, this subparagraph 5.2 shall govern his eligibility for severance pay. In such event, Executive will receive a severance payment equal to two years' Base Salary plus incentive bonus, less taxes and other required withholding, in a lump sum. For purposes of this subparagraph, "change-in-control" means an acquisition of all, or substantially all, of the Bank's assets, as well as the acquisition of ownership or voting control by a party or "group", as defined in the applicable securities laws, of 35% or more of the Bank's or Company's outstanding voting securities. Any sums paid to Executive under his employment agreement with the Company in connection with the termination of his employment with the Company shall reduce any amount that would otherwise be payable under this Agreement.

        6.     Required Provisions

        6.1   If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

        6.2   If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section (e)(4) or 8(g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(l), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        6.3   If the Bank is in default as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(x)(l) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

        6.4   All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Director of the OTS (or his designee), the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. § 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

        6.5   Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. § 545.121 and any rules and regulations promulgated thereunder.

        7.     Notices. All notices and other communications to be given pursuant to this Agreement shall be in writing and may be served personally or by first class mail to the parties at such places as either of the parties hereto may from time to time designate in writing.

        8.     Post-Termination Obligations.

        8.1   All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with subparagraphs 8.2, 8.3 and 8.4.

        8.2   Executive shall, upon reasonable notice, furnish such information and assistance to Bank as may reasonably be required by Bank in connection with any litigation or governmental investigation in which it or any of its subsidiaries or affiliates is, or may become, a party. Executive shall not be entitled to any additional compensation for furnishing such information and assistance but shall be entitled to be reimbursed for all expenses reasonably incurred thereby.

        8.3   Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of Bank and affiliates thereof, as it may exist from time-to-time, is a valuable, special and unique asset of the business of Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless compelled to do so by court or regulatory agency process. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Bank, and may disclose information regarding Bank to third parties such as investment bankers and investors so long as to do so would not constitute the release of material, non-public information. In the event of a breach or threatened breach by Executive of the provisions of this Section 8, Bank will be entitled to an injunction restraining Executive from disclosing, in whole in part, the knowledge of the past, present, planned or considered business activities of Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Bank from pursuing any other remedies available to Bank for such breach or threatened breach, including the recovery of damages from Executive. Bank acknowledges that following termination of this Agreement, Executive may seek employment with other financial institutions and agrees that Executive shall not, by virtue of seeking or accepting such employment, be deemed to automatically have disclosed or threatened to disclose any of his knowledge of the past, present, planned or considered business activities of the Bank or its affiliates.

        8.4   For a period of one year after Executive has terminated his employment with Bank, Executive will not solicit any employee of Bank to terminate his or her employment with Bank.

        9.     Assignment. This Agreement and the rights and obligations of each of the parties hereunder may not be assigned by either party without the prior written consent of the other party hereto provided, however, that this Agreement and all rights and obligations hereunder may be assigned by Bank to, and assumed by, any corporation or other business entity which succeeds to all or substantially all of the business of Bank through a merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the stock or assets of Bank.

        10.   Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns permitted by this Agreement.

        11.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by federal law.

        12.   Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a retired judge, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), presently located in Orange County, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Section, or has discontinued its business, the parties agree that a retired judge, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), presently located in Orange County, California, shall conduct the binding arbitration referred to in this Section. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Orange County, California, unless otherwise agreed to by the parties. The only exception to this arbitration clause is that Bank may apply to a court for injunctive relief to enforce Section 8 of this Agreement.

        13.   Waiver or Breach. The waiver by either party of any breach hereof by the other party or, in any particular instance or series of instances, of any term or condition of this Agreement shall not constitute nor be deemed a waiver of such breach or of any such term or condition hereof in any other instance nor shall any waiver constitute a continuing waiver hereunder. No waiver shall be binding unless executed in writing by the party making the waiver.

        14.   Modification. The provisions of this Agreement may be amended, supplemented, cancelled or otherwise altered only by an agreement in writing signed by each of the parties hereto.

        15.   Severability. If any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of the United States or any state, such invalidity or enforceability shall not affect the validity or enforceability of any other provision.

        16.   No Duplication. To the extent payments and benefits required under this Agreement (including, without limitation, insurance, vacation, holidays, sick leave, severance, retirement or 401(k)) are paid by Pacific Premier Bancorp, Inc., such payments and benefits shall not be duplicated by payments or benefits from Bank.

        17.   Integration. This Agreement supersedes and replaces all prior oral or written agreements between the parties respecting Executive's employment by the Bank provided, however, that this Agreement shall not supersede any existing stock option agreements between Pacific Premier Bancorp, Inc. and Executive.

PACIFIC PREMIER BANK
Dated:	December 30, 2003	By:	/s/ RONALD G. SKIPPER Ronald G. Skipper Chairman of the Board
EXECUTIVE
Dated:	January 2, 2004	By:	/s/ STEVEN R. GARDNER Steven R. Gardner